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                           EXHIBIT 12

                    HEMISPHERx BIOPHARMA, INC.
               STATEMENTS REGARDING COMPUTATION OF
                       NET LOSS PER SHARE
    For the nine months ended September  30, 1995 and 1996
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
                                                    Nine Months Ended
                                                        Sept. 30,
                                                       (unaudited)
                                                    --------------------
                                                      1995        1996
                                                    -------      -------
NET LOSS PER SHARE

Net Loss:                                         $ (554,685) $(3,266,945)
                                                    ========    =========
Shares:

 Weighted average number of common shares
 outstanding during the period                     7,253,042   15,584,405

 Incremental shares representing:
  Options and warrants issued within one
  year period prior to an initial public offering  4,115,680            -

 Conversion of Preferred Stock to Common
 Stock                                             1,945,142            -
                                                   ---------    ---------
  Weighted average number of shares used in
  calculating proforma net loss per share         13,313,864   15,584,405
                                                  ==========   ==========

Net loss per share                                $    (0.04)  $    (0.21)
                                                  ==========   ==========

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